Exhibit 99.1

Corporate

Investor Relations

Conceptus

Lippert/Heilshorn & Associates

Gregory Lichtwardt, CFO

Kim Sutton Golodetz

(650) 962-4039

(212) 838-3777

glichtwardt@conceptus.com	kgolodetz@lhai.com

Bruce Voss
(310) 691-7100
bvoss@lhai.com

Media
Conceptus
Public Relations
(650) 962-4126
publicrelations@conceptus.com

CONCEPTUS APPOINTS MEDTECH VETERAN

PAUL A. LAVIOLETTE TO BOARD OF DIRECTORS

MOUNTAIN VIEW, Calif. (January 6, 2009) – Conceptus, Inc. (NASDAQ: CPTS) developer of the Essure® procedure, the first and only non-incisional permanent birth control method available, today announced that it has appointed Paul A. LaViolette (age 51) to serve on its Board of Directors and as a member of its Audit Committee, effective December 31, 2008.  Mr. LaViolette replaces Michael Baker, who resigned from Conceptus’ board on December 15, 2008.  With the addition of Mr. LaViolette, the size of Conceptus’ board remains at six.

“Paul LaViolette is one of the most experienced, successful and influential executives in the medical technology industry, and Conceptus is very fortunate to have him join our board,” stated Mark Sieczkarek, CEO of Conceptus.  “In addition to his many years of operating experience in cardiology, Paul is one of the pioneers in the women’s health medical technology field.  We expect that his insights and knowledge in this area will benefit Conceptus greatly, especially as we explore ways to leverage our rapidly growing franchise in gynecology.”

“In my career I have always been drawn to innovation and developing new medical markets, and have followed with great interest the progress of Conceptus as they created  a new standard of care in permanent birth control, “ said Mr. LaViolette. “I am very pleased to bring my skill set and experience to the Conceptus Board at this juncture---as we look to increase the adoption of the Essure procedure worldwide and explore opportunities to become a leader in women’s health.”

Mr. LaViolette most recently served as Chief Operating Officer of Boston Scientific Corporation until his retirement in June 2008. He joined Boston Scientific in January 1994, and had been COO since 2004. During his 15-year career at Boston Scientific, Mr.

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LaViolette ran the International, Endosurgery, Interventional Cardiology and Cardiovascular businesses. Prior to joining Boston Scientific, he spent 10 years with C.R. Bard, Inc.  Mr. LaViolette also serves on the boards of ADVAMED, Trans1, Inc. and Direct Flow Medical, Inc. and is a Venture Partner with SV Life Sciences Advisers, LLC.

About the Essure® Procedure

The Essure procedure is a permanent birth control method that can be done in the comfort of a physician’s office in about 13 minutes (average hysteroscopic procedure time) without hormones, cutting, burning or the risks associated with general anesthesia or tubal ligation. Small, flexible micro-inserts are placed in the woman’s fallopian tubes through the cervix without incisions. Over the next three months, the body forms a natural barrier around the micro-inserts to prevent sperm from reaching the egg. Essure is 99.8 percent effective (based on four years of follow-up) with zero pregnancies reported in clinical trials.

Three months after the Essure procedure, a doctor performs an Essure Confirmation Test to confirm that the fallopian tubes are fully blocked and that the patient can rely on Essure for permanent birth control with full confidence. Essure was FDA approved in 2002 and more than 250,000 women worldwide have undergone the Essure procedure.

Essure and Conceptus® are registered trademarks of Conceptus Inc.

About Conceptus, Inc.

Conceptus, Inc. (NASDAQ: CPTS), is a leader in the design, development and marketing of innovative women’s healthcare. The Mountain View, Calif.-based company manufactures and markets Essure permanent birth control. The Essure procedure is available in the United States, Europe, Australia, New Zealand, Canada, Mexico, Central and South America and the Middle East.

Please visit www.essure.com for more information on the Essure procedure.  Patients may call the Essure Information Center at 1-877-ESSURE-1 with questions or to find a physician in their area. Information about Conceptus is available at www.conceptus.com.

©2008.  All rights reserved.  Conceptus and Essure are registered trademarks and your Family is Complete your Choice is Clear is a service mark of Conceptus Inc.